================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
--------------------------------------------------------------------------------
                        CALYPTE BIOMEDICAL CORPORATION
               (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

LOGO
1440 Fourth Street
Berkeley, California 94710

August 28, 1997

Dear Stockholder:

  You are cordially invited to attend Calypte Biomedical Corporation's Annual Meeting of Stockholders on Monday, October 13, 1997. The meeting will begin promptly at 9:00 a.m. local time, at the administrative offices of Calypte, located at 1265 Harbor Bay Parkway, Alameda, California.

  The official Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy and 1996 Annual Report to Stockholders are included with this letter. The matters listed in the Notice of Annual Meeting of Stockholders are described in detail in the Proxy Statement.

  Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to complete, sign and date the enclosed proxy card and return it in the accompanying envelope as soon as possible so that your stock may be represented at the meeting.

Sincerely,

/s/ John P. Davis
----------------------------
John P. Davis
President & Chief Executive Officer

LOGO
1440 Fourth Street
Berkeley, California 94710

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON OCTOBER 13, 1997

August 28, 1997

  The 1997 Annual Meeting of Stockholders of Calypte Biomedical Corporation (the "Company") will be held at the administrative offices of Calypte Biomedical Corporation, 1265 Harbor Bay Parkway, Alameda, California 94502, on Monday, October 13, 1997, at 9:00 a.m. local time, for the following purposes:

  1. To elect seven directors of the Company to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

  2. To ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent accountants to audit the financial statements of the Company and its consolidated subsidiaries for the fiscal year ending December 31, 1997; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record on August 20, 1997 will be eligible to vote at this meeting. Only stockholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting. To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

By order of the Board of Directors,

/s/ John J. DiPietro
-----------------------------------
John J. DiPietro
Secretary


                            YOUR VOTE IS IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE
  PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN
                              THE UNITED STATES.

LOGO
1440 Fourth Street
Berkeley, California 94710

                            -----------------------
                                PROXY STATEMENT
                            -----------------------

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Calypte Biomedical Corporation ("Calypte" or the "Company") for the Annual Meeting of Stockholders, and any adjournment thereof, to be held at the administrative offices of Calypte, 1265 Harbor Bay Parkway, Alameda, California 94502, on Monday, October 13, 1997, at 9:00 a.m. local time. Every stockholder shall have the right to vote whether in person or by one or more agents authorized by a written proxy signed by the person and filed with the secretary of the Company. The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

                INFORMATION CONCERNING SOLICITATION AND VOTING

  The close of business on August 20, 1997 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 10,525,623 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The holders of a majority of voting power of the Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting of Stockholders except as otherwise provided by statute. Each holder of Common Stock on the Record Date is entitled to one vote for each share of Common Stock held by such stockholder, and stockholders shall not be entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders.

  Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. All other proposals to come before the Annual Meeting require the approval of a majority of the shares of stock having voting power present. Abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

  This Proxy Statement and the accompanying form of proxy, which is being solicited by the Company, will be first sent or given to stockholders on or about August 28, 1997.

  The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named in the Proxy Statement and (2) for ratification of the appointment of Independent Auditors.

  Should any matter not described above be acted upon at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

  The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL 1)

  At the 1997 Annual Meeting, seven directors are to be elected to hold office until the 1998 Annual Meeting. Two current members of the Board, Frank Chiang and Roger Quy will not stand for re-election, and will no longer serve on the Board when their current term of office expires on the date of the Annual Meeting. Each director, including a director elected or appointed to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified. There are no family relationships among any of the directors or executive officers of the Company. The nominees listed below are all now Calypte directors. The Board knows of no reason why any nominee may be unable or unwilling to serve as a director. If any nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend. The nominees receiving the highest number of affirmative votes will be elected to the Board of Directors.

  Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below.

  Certain information relating to each director nominee is set forth below:

                                                                           DIRECTOR
              NAME             AGE          PRINCIPAL OCCUPATION            SINCE
              ----             ---          --------------------           --------
   William A. Boeger..........  47 Chairman, Calypte Biomedical              3/91
                                    Corporation, President and Chief
                                    Executive Officer, Pepgen
                                    Corporation
   John P. Davis..............  55 President and Chief Executive             5/95
                                    Officer, Calypte Biomedical
                                    Corporation
   Howard B. Urnovitz, Ph.D. .  43 Chief Science Officer, Calypte           11/89
                                    Biomedical Corporation
   David Collins..............  63 Consultant, Health Care Industry         12/95
   Julius R. Krevans, M.D. ...  73 Chancellor Emeritus, Director of          3/95
                                    International Medical Care,
                                    University of California, San
                                    Francisco
   Mark Novitch, M.D. ........  65 Adjunct Professor, George Washington      9/95
                                    University Medical Center
   Zafar Randawa, Ph.D. ......  49 Director of the New Technology           12/96
                                    Acquisition Division, Otsuka America
                                    Pharmaceutical

  WILLIAM A. BOEGER has served as the Company's Chairman of the Board since January 1994. From January 1994 until September 1995, Mr. Boeger served as the Company's Chairman, President and Chief Executive Officer. Mr. Boeger has been a director of the Company since 1991. He is a founder and Managing General Partner of Quest Ventures, a venture capital partnership founded in August 1985. Prior to that he was a General Partner of Continental Capital Ventures, a venture capital partnership. Before entering the venture capital field, he worked at Harvard Medical School and Peter Bent Brigham Hospital and served on the faculty of the Amos Tuck Business School at Dartmouth College. Mr. Boeger also serves as President, Chief Executive Officer and board member of Pepgen Corporation, a company in which Calypte has a minority interest. He also serves on the Board of Directors of IRIDEX Corporation and several private life sciences companies and non-profit corporations. Mr. Boeger received his M.B.A. from Harvard Business School and his B.S. from Williams College.

  JOHN P. DAVIS has served as the Company's President and Chief Executive Officer since September 1995. He joined the Company in May 1995 as President and Chief Operating Officer. Prior to joining the Company, from 1984 until 1995, Mr. Davis was co-founder, President and Chief Operating Officer and, later, Chief Executive Officer of Dianon Systems, Inc., a medical laboratory company specializing in oncology, urology, and anatomic pathology testing services and information systems. From 1981 until 1984, Mr. Davis was Division President of API, a diagnostic products division of American Home Products Corporation. Mr. Davis was employed from 1966 until 1981 by Abbott Laboratories, a multinational health care corporation, where he held senior management positions in both the Ross Laboratories and the Diagnostic Products Division, most recently as Division Vice President and General Manager of the Diagnostic Products Business Unit. Mr. Davis also serves as a director of Pepgen and is a member of the Board of Directors of CytoLogics, Inc., a private biotechnology company. He is a board member and Chairman of the Board of Directors of Dianon Systems Inc. Mr. Davis received a B.S. from Ohio State University.

  HOWARD B. URNOVITZ, PH.D. is the founder of the Company and serves as Chief Science Officer. Prior to founding the Company in 1988, Dr. Urnovitz was a Senior Scientist at the Institute of Cancer Research in San Francisco from 1985 to 1987. He was Director of Molecular and Cellular Engineering at Xoma Corporation, a biotechnology corporation, from 1983 to 1985. Prior to this, he was Director of the Hybridoma Laboratory at the University of Iowa. Dr. Urnovitz also serves as Vice President of Research and Development of Pepgen Corporation, a company in which Calypte has a minority interest. Dr. Urnovitz received a B.S. in Microbiology and a Ph.D. in Microbiology from the University of Michigan, and completed a post-doctoral study at Washington University.

  DAVID COLLINS has served on the Company's Board of Directors since December 1995. From October 1994 to the present, Mr. Collins has served as a consultant in the health care industry. From September 1989 until September 1994 he served as Executive Vice President with Schering-Plough Corporation, a medical products company, and President of the HealthCare Products division, responsible for all OTC and consumer health care products. From February 1988 to August 1989, he was a founding partner of Galen Partners, a venture capital firm. From July 1962 to February 1988, he held several positions at Johnson & Johnson, including Vice Chairman of the Board of Directors for Public Affairs & Planning and Vice Chairman for the Executive Committee & Chairman of the Consumer Sector. He is also a member and Chairman of the Board of Directors of Penederm Incorporated, and a member of the Board of Directors of Lander, Inc., and Claneil Enterprises, Inc., a private company. Mr. Collins received his L.L.B. at Harvard Law School and his B.A. at the University of Notre Dame.

  JULIUS R. KREVANS, M.D. has served on the Company's Board of Directors since March 1995. Dr. Krevans has been Chancellor Emeritus and Director of International Medical Care at University of California at San Francisco since 1993. From 1982 until 1993, Dr. Krevans served as Chancellor at UCSF, and was Dean of the School of Medicine at UCSF from 1971 until 1982. Prior to this, Dr. Krevans served as Dean for Academic Affairs at John Hopkins University School of Medicine where he also served on the faculty for 18 years and was Professor of Medicine from 1968 until 1971. He is also a director of Neoprobe. Dr. Krevans served as a director of Parnassus Pharmaceuticals Incorporated, which was liquidated under Chapter 7 of the Federal Bankruptcy Code in 1995. Dr. Krevans received his M.D. from New York University, College of Medicine and completed a residency in Medicine at John Hopkins University School of Medicine.

  MARK NOVITCH, M.D. has served on the Company's Board of Directors since September 1995. Dr. Novitch was a Professor of Health Care Sciences at George Washington University from October 1994 to June 1997. He is presently an Adjunct Professor at George Washington University Medical Center. Since 1993, Dr. Novitch has also been a private consultant in the pharmaceutical industry. From 1985 until 1993, he served in senior executive positions with the Upjohn Company, a medical products company, including Vice Chairman of the Board of Directors, Corporate Executive Vice President, Corporate Senior Vice President for Scientific Administration and

Corporate Vice President. Prior to this, for 14 years, Dr. Novitch served with the FDA where from 1983 until 1984 he was Acting Commissioner. For seven years, Dr. Novitch was on the faculty at Harvard Medical School. He is also a member of the Board of Directors of Osiris Therapeutics, Inc., Neurogen Corporation, Guidant Corporation, Kos Pharmaceuticals, Inc. and Alteon, Inc. Dr. Novitch received his A.B. from Yale University, and his M.D. from the New York Medical College.

  ZAFAR RANDAWA, PH.D. has served on the Company's Board of Directors since December 1996. Dr. Randawa is currently the Director of the New Technology Acquisition Division of Otsuka America Pharmaceutical, Inc. and has served in this capacity since September 1995. From 1989 until September 1995, Dr. Randawa served as a Chief Scientist at Otsuka America Pharmaceutical, Inc. Dr. Randawa received his Ph.D. in Biochemistry at Oregon Health Sciences University, his Master of Science degree in Biochemistry at Karachi University in Karachi, Pakistan, his B.S. in Biochemistry from Karachi University and his B.S. in Chemistry from Panjab University in Lahore, Pakistan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NAMED
NOMINEES.

                     THE BOARD OF DIRECTORS AND COMMITTEES

  The Corporation's Board of Directors met eight times during 1996. The Board has standing Audit, Compensation and Nominating Committees. During 1996, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the standing committees on which they served during the period in which they served as directors, except for Mr. Collins, who attended five Board of Directors meetings and Mr. Chiang, who attended two Board of Directors meetings.

AUDIT COMMITTEE

  The Audit Committee consists of Messrs. Novitch, Collins and Boeger (a non-voting member). The Audit Committee recommends the engagement of the Company's independent accountants, approves the services performed by such accountants, reviews and evaluates the Company's accounting principles and its system of accounting controls, and reviews with the auditors the Company's annual audited financial statements and the audit thereof. There were no audit committee meetings in 1996. The audit committee meeting to discuss the results of the audit of the financial statements of the Company for the year ended December 31, 1996 was held in 1997.

COMPENSATION COMMITTEE

  The Compensation Committee consists of Messrs. Krevans, Quy and Boeger, (a non-voting member). The Compensation Committee reviews and approves the compensation of the Company's executive officers and administers the Company's stock plans. The Compensation Committee met one time in 1996. David Collins will be appointed to fill the vacancy on the Compensation Committee left by Dr. Quy's departure from the Board.

NOMINATING COMMITTEE

  The Nominating Committee consists of Messrs. Krevans (Chairman), Collins and Novitch. The Nominating Committee recommends future additions, deletions and slates of board members to the full Board of Directors. The Nominating Committee held no meetings in 1996.

  The Nominating Committee will consider stockholder suggestions for nominees for director other than self-nominating suggestions. Suggestions may be submitted to the Secretary of the Company at the Company's administrative offices. Suggestions received by the Secretary's office prior to December 31 will be considered by the Committee at a meeting the following year, preceding the mailing of proxy material to stockholders.

DIRECTOR COMPENSATION

  The Company's directors are reimbursed for their out-of-pocket travel expenses associated with their attendance at Board meetings. Under the Company's 1995 Director Option Plan, non-employee directors of the Company receive automatic grants of stock options to purchase shares of Common Stock. In addition, all outside directors receive $5,000 per year in consideration of their attendance on the Board of Directors.

DIRECTOR OPTION PLAN

  The Company's Director Option Plan was adopted by the Company's Board of Directors in December 1995 and stockholders in 1996. Under the Director Option Plan, the Company has reserved 200,000 shares of Common Stock for issuance to the directors of the Company pursuant to nonstatutory stock options. Under the Director Option Plan, directors who are also not employees or consultants of the Company automatically receive an option to purchase 12,000 shares of Common Stock (the "First Option") on the date on which such person first becomes a director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. Thereafter, each such person shall receive an option to acquire 3,000 shares of the Company's Common Stock (the "Subsequent Option") on each date of the Company's Annual Meeting of Stockholders where such outside director is reelected. Each option granted under the Director Option Plan shall be exercisable at 100% of the fair market value of the Company's Common Stock on the date such option was granted. Twenty-five percent of the First Option shall vest one year after the date of grant, with 25% vesting each anniversary thereafter. Twelve and one-half percent of the shares subject to the Subsequent Option shall be exercisable on the first day of each month following the date of grant. The Plan shall be in effect for a term of ten years unless sooner terminated under the Director Option Plan.

  There were 40,000 Common Stock options granted in 1996 under the Director Option Plan.

                     INFORMATION ON EXECUTIVE COMPENSATION

  The following table sets forth certain compensation awarded or paid by the Company during the years ended December 31, 1996 and 1995 to its Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                                                     COMPENSATION
                                                      SECURITIES
                                                      UNDERLYING
   NAME AND PRINCIPAL                                  OPTIONS       ALL OTHER
        POSITION         YEAR SALARY($)   BONUS($)    GRANTED(#)  COMPENSATION($)
   ------------------    ---- ---------   --------   ------------ ---------------
John P. Davis(1)........ 1996  195,000          0            0        322,810(2)
 President and Chief     1995  126,602          0      320,000         15,819(3)
 Executive Officer
William A. Boeger(4).... 1996   83,334(5)       0            0         11,560(3)
 Chairman of the Board   1995  272,500(6)       0      220,000          7,210(3)
  of Directors
 Chief Executive Officer
  and Chairman of the
  Board of Directors
Howard B. Urnovitz...... 1996  132,231     61,552(7)         0         85,000(8)
 Chief Science Officer   1995  139,961     16,816      180,000              0
John J. DiPietro(9)..... 1996  126,346          0       10,000         32,201(3)
 Chief Financial         1995   27,885          0       35,000          5,541(3)
  Officer, Vice
  President of Finance
  and Secretary
Cynthia Green(10)....... 1996  176,000          0            0          9,895(3)
 Director of Regulatory  1995  192,000          0            0          9,961(3)
  Affairs and QA/QC

--------
 (1) Mr. Davis joined the Company in May 1995 as its President and Chief Operating Officer. In September 1995, Mr. Davis was named President and Chief Executive Officer.

 (2) Represents $5,469 for reimbursement of living expenses and $317,341 for reimbursement of relocation expenses (which includes the reimbursement for taxes owed on such expenses).

 (3) Represents reimbursement of living expenses.

 (4) Mr. Boeger served as the Company's Chairman of the Board of Directors, Chief Executive Officer, and President from January 1994 until May 1995. From May 1995 to September 1995, he served as Chairman of the Board of Directors and Chief Executive Officer. Since September 1995, he has served as Chairman of the Board of Directors.

 (5) Includes $12,500 paid in 1996 to an affiliate of Quest Ventures, a venture capital partnership of which Mr. Boeger is Managing General Partner, for services rendered by Mr. Boeger in 1995. Includes $70,834 paid to an affiliate of Quest Ventures in 1996 for services rendered by Mr. Boeger in 1996.

 (6) Includes $135,000 paid to an affiliate of Quest Ventures, a venture capital partnership of which Mr. Boeger is Managing General Partner, in 1995 for services rendered by Mr. Boeger in 1994. Includes $118,750 paid to an affiliate of Quest Ventures in 1995 for services rendered by Mr. Boeger in 1995. Includes $18,750 paid to Pepgen Corporation, a company in which Calypte has a minority interest, of which Mr. Boeger was President and Chief Financial Officer, in 1995 for services rendered by Mr. Boeger in 1995.

 (7) Represents a one-time bonus to defray the tax liability on the deemed income from the forgiveness of the note receivable from Dr. Urnovitz.

 (8) Represents forgiveness of an $85,000 note receivable from Dr. Urnovitz.

 (9) Mr. DiPietro joined the Company in October 1995 as Chief Financial Officer and Vice President of Finance.

(10) Ms. Green is retained by the Company as a consultant.

  The following table sets forth information concerning stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1996:

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                      PERCENT OF                        POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF   TOTAL OPTIONS                         ASSUMED ANNUAL RATES OF
                         SECURITIES   GRANTED TO                         STOCK PRICE APPRECIATION FOR
                         UNDERLYING  EMPLOYEES IN  EXERCISE                     OPTION TERM(3)
                          OPTIONS     FISCAL YEAR    PRICE   EXPIRATION ------------------------------
NAME                      GRANTED         (1)      ($/SH)(2)    DATE      0%($)     5%($)     10%($)
----                     ----------  ------------- --------- ---------- --------- --------- ----------
John P. Davis...........      --          --           --          --         --        --         --
William A. Boeger.......      --          --           --          --         --        --         --
Howard B. Urnovitz......      --          --           --          --         --        --         --
John J. DiPietro........   10,000(4)     9.03%       $5.95    12/19/06     10,500    54,523    122,062
Cynthia Green...........      --          --           --          --         --        --         --

--------
(1) Based on aggregate of 110,700 options granted under the Company's Incentive Stock Plan to employees and directors of, and consultants to, the Company during the year ended December 31, 1996, including the Named Executive Officers.

(2) The exercise price was based on the closing price of the stock on the date of grant on the NASDAQ Smallcap Market.

(3) The assumed 5% and 10% compound rates of annual stock appreciation are prescribed by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future common stock prices.

(4) Options granted to Mr. DiPietro become exercisable at the rate of 20% of the shares subject to the option at December 19, 1997 and at the rate of 1.67% per month thereafter for the next four years. The options expire ten years from the date of grant, or earlier upon termination of employment. The options were granted at an exercise price of $5.95, which is based on the closing price of the stock of $7.00 on the date of grant.

  The following table sets forth information concerning option exercises for the year ended December 31, 1996, with respect to each of the Named Executive Officers.

    AGGREGATED OPTION EXERCISES IN 1996 AND DECEMBER 31, 1996 OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISABLE    VALUE OF UNEXERCISED IN-THE-
                           SHARES                     OPTIONS AT FISCAL         MONEY OPTIONS AT FISCAL
                         ACQUIRED ON    VALUE            YEAR END(#)                  YEAR END($)
NAME                     EXERCISE(#) REALIZED($) (EXERCISABLE/UNEXERCISABLE) (EXERCISABLE/UNEXERCISABLE)(1)
----                     ----------- ----------- --------------------------- ------------------------------
John P. Davis...........     --          --            101,331/218,669              785,315/1,694,685
William A. Boeger.......     --          --            220,000/   --              1,705,000/    --
Howard B. Urnovitz......     --          --            191,249/ 93,751            1,511,580/  726,570
John J. DiPietro........     --          --              8,750/ 36,250               63,438/  213,312
Cynthia Green...........     --          --             37,041/  1,209              287,268/    9,420

--------
(1) Value realized and value of unexercised in-the-money options is based on a value of $8.25 per share of the Company's Common Stock, the closing price on December 31, 1996 as quoted on the NASDAQ Smallcap Market. Amounts reflect such fair market value minus the exercise price multiplied by the number of shares to be acquired on exercise and do not indicate that the optionee actually sold such stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Pursuant to rules adopted by the Securities and Exchange Commission, the Compensation Committee of the Corporation's Board of Directors has furnished the following report on executive compensation.

ROLE OF COMPENSATION COMMITTEE

  The Compensation Committee is responsible for determining the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with stockholders' interest. The Committee's role is to review and approve the compensation of the Company's executive officers and to administer the Company's stock plans. The Compensation Committee consists of Messrs. Krevans, Quy and Boeger (a non-voting member and a current executive officer of the Company).

COMPENSATION PHILOSOPHY

  The major goals of the compensation program are to align compensation with the attainment of key business objectives and to enable the Company to attract, retain and reward capable executives and senior management who can contribute to the continued success of the Company.

BASE SALARY

  Base salary represents the fixed component of the executive compensation program. Base salaries of the chief executive officer and senior management are determined by reviewing comparable market base salary compensation, individual performance, relevant experience and demonstrated capabilities in meeting the requirements of the position. The Chief Executive Officer's base salary is determined by the Committee's evaluation of his attainment of stated overall goals and targets for the Company and his individual contribution and performance.

LONG-TERM INCENTIVE AWARDS

  Stock options serve to align the Company's stockholders' and employees' goals. The plan's objectives are to: (1) provide a long-term incentive to help reduce employee turnover, (2) provide a competitive package for recruiting new employees, (3) provide a long-term reward for loyalty, dedication and service, and (4) allow all employees to share in the rewards of "building stockholder value."

BONUS

  Employees are eligible to earn an annual cash bonus for achievement of both Company-wide and individual or department goals which are established at the beginning of each year. This program is designed to: (1) enhance the ability of the Company to attract and retain outstanding employees at all levels of the Company, (2) create a link between compensation and performance, (3) strengthen team building in order to foster a culture of fairness and equity,
(4) motivate employees, and (5) create commonality by aligning the interests of the stockholders with that of the employees. A one-time bonus was granted to Dr. Urnovitz in 1996 to defray the tax liability on the deemed income from the forgiveness of a note receivable.

CHIEF EXECUTIVE OFFICER COMPENSATION

  In 1996, Mr. Davis received cash payments for salary of $195,000. The Committee continued to consider this level of payment appropriate in view of Mr. Davis' leadership and accomplishments. Mr. Davis also received other compensation of $322,810 representing reimbursement of relocation expenses (which includes the reimbursement for taxes owed on such expenses) from Connecticut to California. Mr. Davis was eligible to receive a maximum bonus of $35,000 in 1996, but none was awarded. In addition, Mr. Davis' employment arrangement as described under "Certain Relationships and Related Transactions" was renewed for the 1997 calendar year.

COMPENSATION COMMITTEE
JULIUS KREVANS, M.D.
ROGER QUY, PH.D.
WILLIAM A. BOEGER

July 19, 1997

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee consists of Dr. Krevans, Dr. Quy and Mr. Boeger, who is a non-voting member and a current executive officer of the Company. David Collins will be appointed to fill the vacancy on the Compensation Committee left by Dr. Quy's departure from the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On April 10, 1995, the Company entered into an employment agreement with John P. Davis as the Company's President and Chief Executive Officer which was originally effective from May 1, 1995 through December 31, 1996. Under the agreement, Mr. Davis is receiving a salary of $195,000 per year and is eligible for a bonus under the Company's bonus plan. The agreement is automatically renewable each year subject to three months notice prior to the end of each calendar year. This agreement has been renewed for the 1997 calendar year. Mr. Davis receives a $375 car allowance and reimbursement for all operating expenses, maintenance, license fees, and insurance. In the event Mr. Davis' employment with the Company is terminated by the Company other than for cause, he is entitled to receive his base salary for up to nine months. In addition, the Company agreed to pay Mr. Davis' relocation expenses in connection with his move to California including reimbursement for taxes owed on such expenses.

  On January 25, 1995, the Company entered into an employment agreement with Howard B. Urnovitz, as the Founder, Director and Chief Science Officer of the Company for the year ended December 31, 1995. The agreement provides for an annual salary of $140,000 plus an annual bonus not to exceed $35,000 per year. The agreement is automatically renewable each year subject to three months notice prior to the end of each calendar year. This agreement has been renewed for the 1997 calendar year. If the Company terminates Dr. Urnovitz's employment other than for cause, Dr. Urnovitz would be entitled to six months of base salary.

  In October 1995, the Company entered into an employment agreement with John
J. DiPietro as the Company's Vice President, Finance and Chief Financial Officer, for a term from October 1995 through December 1996. This agreement provides an annual salary of initially $125,000, reimbursement for the cost of a corporate apartment, which expenses shall be increased sufficiently to reimburse for taxes owed on such expenses, and certain change in control provisions. The agreement is automatically renewable each year subject to three months notice prior to the end of the calendar year. This agreement has been renewed for the 1997 calendar year. Mr. DiPietro is also eligible for a bonus under the Company's bonus plan. In the event Mr. DiPietro's employment is terminated by the Company other than for cause, he will receive his base salary for six months.

  In May 1997, a loan for $70,000 was made to Mr. Boeger, Chairman of the Board of Directors. The loan is evidenced by a promissory note and is secured by 30,000 stock options to purchase Common Stock. If at any time the market value of the stock falls below 200% of the outstanding balance of the loan, the number of stock options securing the loan shall be increased such that the total market value of the stock underlying the options shall not be less than 200% of the outstanding loan balance. The interest on the outstanding principal balance of the loan is a variable rate of the prime rate plus 1%. The loan is due the earlier of (1) October 31, 1997 or (2) such time that the Company's cash and cash equivalents is less than $2.5 million excluding any amounts borrowed under the Company's bank line of credit.

  During 1997, in recognition of a Technology Rights Agreement entered into between the Company and Dr. Urnovitz, the Company funded the expenses of a research foundation started by Dr. Urnovitz. The Company has entered into a loan agreement with Dr. Urnovitz to repay such funding to the Company and to limit the funding to a maximum of $90,000. The loan is evidenced by a promissory note and is secured by Dr. Urnovitz's stock options to purchase common stock with a market value of 200% of the outstanding loan balance. The interest on the outstanding principal balance of the loan is a variable rate of the prime rate plus 1%. The principal amount and all accrued interest is due on December 1, 1997.

                            STOCK PERFORMANCE CHART

  The graph below compares the cumulative total stockholder return on the Company's Common Stock since the Company's Initial Public Offering in 1996.The Corporation's return is shown with the cumulative total return of the NASDAQ Stock Market--U.S. Index and the Hambrecht & Quist Biotechnology Index. The graph assumed a $100 investment made at the beginning of the respective period and reinvestment of all dividends.


               COMPARISON OF 5-MONTH CUMULATIVE TOTAL RETURN
  AMONG CALYPTE BIOMEDICAL CORPORATION, NASDAQ STOCK MARKET - US INDEX AND
                 THE HAMBRECHT & QUIST BIOTECHNOLOGY INDEX

         EDGAR PRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                           Hambrecht &
                             Calypte        Nasdaq Stock   Quist
Measurement Period           Biomedical     Market - US    Biotechnology
-------------------          ----------     ------------   -------------
7/26/96                      $100           $100           $100
12/31/96                     $138           $119           $109

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of July 15, 1997 for (i) all persons known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group.

                                                               SHARES
                                                            BENEFICIALLY % OF
   5% STOCKHOLDERS, DIRECTORS AND MANAGEMENT(1)                OWNED     TOTAL
   --------------------------------------------             ------------ -----
   Otsuka Pharmaceutical Co., Ltd.(2)
    463-10 Kagsuno
    Kawauchi-cho
    Tokoshima Japan........................................  1,493,147   13.94%
   Zafar Randawa, Ph.D.(3).................................  1,493,147   13.94%
   Entities Affiliated with Quest Ventures(4)
    126 South Park
    San Francisco, CA 94107................................    723,322    6.66%
   William A. Boeger(4)....................................    723,322    6.66%
   Technology Partners(5)
    1550 Tiburon Boulevard, Suite A
    Belvedere, CA 94920....................................    630,270    5.99%
   Roger Quy, Ph.D.(5).....................................    630,270    5.99%
   Hambrecht & Quist Capital Management Incorporated(6)
    50 Rowes Wharf
    Boston, MA 02110.......................................    598,700    5.69%
   Kuo-Yu (Frank) Chiang...................................    561,744    5.34%
   Suez Technology Fund(7)
    3000 Sand Hill Road
    Bldg. 2, Suite 160
    Menlo Park, CA 94028...................................    557,453    5.29%
   Howard B. Urnovitz, Ph.D.(8)............................    372,448    3.46%
   John P. Davis(9)........................................    153,329    1.44%
   Cynthia Green(10).......................................     43,698       *
   Richard Van Maanen(11)..................................     36,056       *
   Toby Gottfried, Ph.D(12)................................     24,124       *
   Mark Novitch, M.D.(13)..................................     24,000       *
   John J. DiPietro(14)....................................     17,918       *
   David Collins(15).......................................     11,250       *
   Julius Krevans, M.D.(16)................................      9,000       *
   Jeffrey Lang(17)........................................      6,833       *
   All directors and executive officers as a group (14
    persons)...............................................  4,107,139   35.40%

--------
  *Represents beneficial ownership of less than 1%.

 (1) To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Calypte Biomedical Corporation, 1440 Fourth Street, Berkeley, California 94710.

 (2) Includes 200,000 shares subject to warrants exercisable within 60 days.

 (3) Dr. Randawa is a director of the Company and an affiliate of Otsuka Pharmaceutical Co., Ltd. All shares listed, including 200,000 shares subject to warrants exercisable within 60 days, are owned by Otsuka Pharmaceutical Co., Ltd.

 (4) Includes 154,276 shares subject to options exercisable within 60 days owned by entities affiliated with Quest Ventures. Also includes 190,000 shares subject to options exercisable within 60 days owned by Mr. Boeger. Mr. Boeger is a partner of Quest Ventures.

 (5) Includes 620,270 shares owned by Technology Partners and 10,000 shares owned by Dr. Quy. Dr. Quy is a director of the Company and an affiliate of Technology Partners.

 (6) Information regarding Hambrecht & Quist Capital Management Incorporated was obtained from a Schedule 13G filing with the Securities and Exchange Commission only.

 (7) Includes 26,500 shares subject to warrants exercisable within 60 days.

 (8) Includes 266,248 shares subject to options exercisable within 60 days.

 (9) Includes 149,329 shares subject to options exercisable within 60 days.

(10) Includes 37,750 shares subject to options exercisable within 60 days.

(11) Includes 33,748 shares subject to options exercisable within 60 days.

(12) Includes 11,636 shares subject to options exercisable within 60 days.

(13) Includes 20,000 shares subject to options exercisable within 60 days.

(14) Includes 13,416 shares subject to options exercisable within 60 days.

(15) Includes 1,250 shares subject to options exercisable within 60 days.

(16) Includes 5,000 shares subject to options exercisable within 60 days.

(17) Includes 6,883 shares subject to options exercisable within 60 days.

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATED ENTITIES

  The Company's directors, executive officers and entities affiliated with them, in the aggregate, beneficially own approximately 35.40% of the Company's outstanding Common Stock. Accordingly, these stockholders, individually and as a group, may be able to substantially influence the outcome of matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and ten percent stockholders are also required by the Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms that they file.

  The Company believes that during fiscal year 1996, all the Reporting Persons complied with all applicable filing requirements subject to the following exceptions: Mr. DiPietro, Dr. Gottfried, Mr. Lang, Mr. Chiang, Mr. Collins, Dr. Krevans, Dr. Novitch, and Dr. Quy all had one late filing of reports on Form 5 with respect to stock options grants and Dr. Randawa had one late filing of a report on Form 3.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                 (PROPOSAL 2)

  The Board of Directors of the Company recommends that the stockholders ratify the Board's appointment of the accounting firm of KPMG Peat Marwick LLP as independent accountants to audit the financial statements of the Company. The firm has conducted the audits for the Company for many years and is considered by management of the Corporation to be well qualified.

  Representatives from KPMG Peat Marwick LLP are expected to be at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE IN THEIR PROXIES.

                                 OTHER MATTERS

STOCKHOLDER PROPOSALS FOR 1998

  Under the rules of the Securities and Exchange Commission, stockholder proposals submitted for next year's Proxy Statement must be received by the Corporation no later than the close of business on April 30, 1998, to be considered. Proposals should be addressed to John J. DiPietro, Secretary, Calypte Biomedical Corporation, 1265 Harbor Bay Parkway, Alameda, California 94502.

OTHER INFORMATION

  Management does not know of any matters other than those referred in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

By order of the Board of Directors,


/s/ John J. DiPietro
-----------------------------------
John J. DiPietro
Secretary

Berkeley, California
August 28, 1997

--------------------------------------------------------------------------------


                         CALYPTE BIOMEDICAL CORPORATION
                               1440 FOURTH STREET
                           BERKELEY, CALIFORNIA 94710

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints JOHN P. DAVIS and JOHN J. DIPIETRO, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all shares of Common Stock of Calypte Biomedical Corporation which the undersigned is entitled to vote at the annual meeting of stockholders of Calypte Biomedical Corporation to be held at 1265 Harbor Bay Parkway, Alameda, California 94502 on October 13, 1997, at 9:00 a.m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat:

                           (CONTINUED ON OTHER SIDE)


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.
                                                       -----      Please mark
                                                         X         your votes
                                                       -----        as this

1. Election of Directors
William A. Boeger; John P. Davis; Howard B. Urnovitz,
Ph.D.; David Collins; Julius R. Krevans, M.D.; Mark
Novitch, M.D.; Zafar Randawa, Ph.D.

 (The Board of Directors recommends a vote FOR.)

  FOR all nominees                          WITHHOLD
  above (except as                     AUTHORITY to vote
    marked to the                   for all nominees listed
   contrary below)                           above

       -----                                 -----

       -----                                 -----

This proxy will be voted in the election of directors
in the manner described in the proxy statement for the
1997 annual meeting of stockholders. (INSTRUCTION: To
withhold authority to vote for one or more individual
nominees, write such name or names in the space provided
to the right.)                                              --------------------

2. Proposal to ratify the selection of KPMG Peat Marwick LLP as the Company's independent accountants for the 1997 fiscal year.
                (The Board of Directors recommends a vote FOR.)

                                 FOR    AGAINST    ABSTAIN

                                -----    -----      -----

                                -----    -----      -----

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

                                           Dated: ________________________, 1997

                                           _____________________________________
                                           Signature of Stockholder

                                           _____________________________________
                                           Signature if held jointly

                                           Please sign exactly as name appears
                                           above. When shares are held by joint
                                           tenants, both should sign. When
                                           signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give full title as such. If a
                                           corporation, please sign in full
                                           corporate name by President or other
                                           authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------